Exhibit 10.1
EXECUTION COPY

SALE AGREEMENT
This SALE AGREEMENT (this "Agreement"), dated as of November 17, 2015, is by and among Diamond Resorts Seller 2015-2, LLC, a Delaware limited liability company (the "Seller"), and Diamond Resorts Owner Trust 2015-2, a Delaware statutory trust (the "Issuer"), and their respective permitted successors and assigns.
W I T N E S S E T H:
WHEREAS, on the date hereof, (i) pursuant to this Agreement, the Seller intends to sell and the Issuer intends to purchase the Initial Timeshare Loans, and (ii) pursuant to that certain indenture, dated as of November 17, 2015 (the "Indenture"), by and among the Issuer, Diamond Resorts Financial Services, Inc., a Nevada corporation, as servicer (in such capacity, the "Servicer") and Wells Fargo Bank, National Association, a national banking association, as indenture trustee (in such capacity, the "Indenture Trustee") and as back-up servicer, the Issuer intends to pledge, among other things, such Initial Timeshare Loans (and all Qualified Substitute Timeshare Loans and Subsequent Timeshare Loans acquired by the Issuer from time to time) to the Indenture Trustee to secure the Issuer’s $159,380,000 2.99% Timeshare Loan-Backed Notes, Series 2015-2, Class A (the "Class A Notes") and its $20,620,000 3.54% Timeshare Loan-Backed Notes, Series 2015-2, Class B (the "Class B Notes", together with the Class A Notes, the "Notes");
WHEREAS, from time to time during the Prefunding Period, the Seller intends to sell and the Issuer intends to purchase one or more Subsequent Timeshare Loans acquired by the Seller pursuant to (i) the Purchase Agreement, dated as of the date hereof, between Diamond Resorts Finance Holding Company, a Delaware corporation, and the Seller or (ii) the Purchase Agreement, dated as of the date hereof, between Diamond Resorts Issuer 2008 LLC, a Delaware limited liability company, and the Seller;
WHEREAS, the Seller may, and in certain circumstances will be required to, provide Qualified Substitute Timeshare Loans for Timeshare Loans previously sold to the Issuer hereunder; and
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
SECTION 1.Definitions; Interpretation. Capitalized terms used but not defined herein shall have the meanings specified in "Standard Definitions" attached hereto as Annex A.
SECTION 2.    Acquisition of Timeshare Loans.
(a)    Initial Timeshare Loans. On the Closing Date, in return for the Timeshare Loan Acquisition Price for each of the Initial Timeshare Loans, the Seller does hereby sell, transfer, assign and grant to the Issuer, without recourse (except as provided in Section 6 and Section 8 hereof), any and all of the Seller’s right, title and interest in and to (i) the Initial Timeshare Loans listed on the Schedule of Timeshare Loans, (ii) the Receivables in respect of the Initial Timeshare Loans due on and after the Initial Cut-Off Date, (iii) the related Timeshare Loan Files, (iv) all Related Security in respect of the Initial Timeshare Loans, (v) all rights and remedies of the Seller pursuant to the Purchase Agreements and (vi) all income, payments, proceeds and other benefits and rights related to any of the foregoing (the property described in the foregoing clauses (i) through (vi) being referred to as the "Initial Conveyed Timeshare Property"). Upon such sale, the ownership of each Initial Timeshare Loan and all collections allocable to principal and interest thereon since the Initial Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 2(a) shall immediately vest in the Issuer, its successors and assigns. The Seller shall not take any action inconsistent with such ownership nor claim any ownership interest in any Initial Timeshare Loan for any purpose whatsoever other than for consolidated financial and federal and state income tax reporting.
(b)    Qualified Substitute Timeshare Loans. On the related Transfer Date, the Seller does hereby transfer, assign, sell and grant to the Issuer, without recourse (except as provided in Section 6 and Section 8 hereof), any and all of the Seller’s right, title and interest in and to (i) each Qualified Substitute Timeshare Loan conveyed to the Issuer on such Transfer Date, (ii) the Receivables in respect of such Qualified Substitute Timeshare Loans due on and after the related Subsequent Cut-Off Date, (iii) the related Timeshare Loan Files, (iv) all Related Security in respect of such Qualified Substitute Timeshare Loans, (v) all rights and remedies of the Seller pursuant to the Purchase Agreements and (vi) all income, payments, proceeds and other benefits and rights related to any of the foregoing (the property described in the foregoing clauses (i) through (vi) , the "Substitute Conveyed Timeshare Property"). Upon such sale, the ownership of each Qualified Substitute Timeshare Loan and all collections allocable to principal and interest thereon since the related Subsequent Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 2(b) shall immediately vest in the Issuer, its successors and assigns. The Seller shall not take any action inconsistent with such ownership nor claim any ownership interest in any Qualified Substitute Timeshare Loan for any purpose whatsoever other than consolidated financial and federal and state income tax reporting. The Seller agrees that such Qualified Substitute Timeshare Loans shall be subject to the provisions of this Agreement.
(c)    Subsequent Timeshare Loans. On the related Transfer Date during the Prefunding Period, in return for the Timeshare Loan Acquisition Price for each Subsequent Timeshare Loan, the Seller does hereby transfer, assign, sell and grant to the Issuer, without recourse (except as provided in Section 6 and Section 8 hereof), any and all of the Seller’s right, title and interest in and to (i) each Subsequent Timeshare Loan conveyed to the Issuer on such Transfer Date, (ii) the Receivables in respect of such Subsequent Timeshare Loans due on and after the related Subsequent Cut-Off Date, (iii) the related Timeshare Loan Files, (iv) all Related Security in respect of such Subsequent Timeshare Loans, (v) all rights and remedies of the Seller pursuant to the Purchase Agreements and (vi) all income, payments, proceeds and other benefits and rights related to any of the foregoing (the property described in the foregoing clauses (i) through (vi) , the "Subsequent Conveyed Timeshare Property", and together with the Initial Conveyed Timeshare Property and the Substitute Conveyed Timeshare Property, the "Conveyed Timeshare

Property"). Upon such sale, the ownership of each Subsequent Timeshare Loan and all collections allocable to principal and interest thereon since the related Subsequent Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 2(c) shall immediately vest in the Issuer, its successors and assigns. The Seller shall not take any action inconsistent with such ownership nor claim any ownership interest in any Subsequent Timeshare Loan for any purpose whatsoever other than consolidated financial and federal and state income tax reporting. The Seller agrees that such Subsequent Timeshare Loans shall be subject to the provisions of this Agreement.
(d)    Delivery of Timeshare Loan Files. In connection with the sale, transfer, assignment and conveyance of any Timeshare Loans hereunder, the Issuer hereby directs the Seller and the Seller hereby agrees to deliver or cause to be delivered to the Custodian all related Timeshare Loan Files and to the Servicer all related Timeshare Loan Servicing Files.
(e)    Collections. The Seller shall deposit or cause to be deposited all collections that are received by it in respect of the Timeshare Loans conveyed hereunder on and after the related Cut-Off Date in the Collection Account.
(f)    Limitation of Liability. Neither the Issuer nor any subsequent assignee of the Issuer shall have any obligation or liability with respect to any Timeshare Loan nor shall the Issuer or any subsequent assignee have any liability to any Obligor in respect of any Timeshare Loan. No such obligation or liability is intended to be assumed by the Issuer or any subsequent assignee herewith and any such obligation or liability is hereby expressly disclaimed.
SECTION 3.    Intended Characterization; Grant of Security Interest. It is the intention of the parties hereto that each transfer of Timeshare Loans to be made pursuant to the terms hereof shall constitute a sale by the Seller to the Issuer and not a loan secured by the Timeshare Loans. In the event, however, that a court of competent jurisdiction were to hold that any such transfer constitutes a loan and not a sale, it is the intention of the parties hereto that (i) the Seller shall be deemed to have Granted to the Issuer as of the date hereof a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under the Conveyed Timeshare Property and (ii) this Agreement shall constitute a security agreement under applicable law. In the event of the characterization of any such transfer as a loan, the amount of interest payable or paid with respect to such loan under the terms of this Agreement shall be limited to an amount which shall not exceed the maximum nonusurious rate of interest allowed by the applicable state law or any applicable law of the United States permitting a higher maximum nonusurious rate that preempts such applicable state law, which could lawfully be contracted for, charged or received (the "Highest Lawful Rate"). In the event any payment of interest on any such loan exceeds the Highest Lawful Rate, the parties hereto stipulate that (a) to the extent possible given the term of such loan, such excess amount previously paid or to be paid with respect to such loan be applied to reduce the principal balance of such loan, and the provisions thereof immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and (b) to the extent that the reduction of the principal balance of, and the amounts collectible under, such loan and the reformation of the provisions thereof described in the immediately preceding clause (a) is not possible given the term of such loan, such excess amount will be deemed to have been paid with respect to such loan as a result of an error and upon discovery of such error or upon notice thereof by any party hereto such amount shall be refunded by the recipient thereof.
The characterization of the Seller as "debtor" and the Issuer as "secured party" in any financing statement required hereunder is solely for protective purposes and shall in no way be construed as being contrary to the intent of the parties that this transaction be treated as a sale to the Issuer of the Seller’s entire right, title and interest in and to the Conveyed Timeshare Property.
SECTION 4.    Conditions Precedent to Acquisition of Timeshare Loans. The obligations of the Issuer to purchase any Timeshare Loans hereunder shall be subject to the satisfaction of the following conditions:
(a)    All representations and warranties of the Seller contained in Section 5 hereof and all information provided in the Schedule of Timeshare Loans shall be true and correct as of the Closing Date, and the Seller shall have delivered to the Issuer, the Indenture Trustee and the Initial Purchaser an Officer’s Certificate to such effect.
(b)    With respect to each Transfer Date, all representations and warranties of the Seller contained in Section 5(a) hereof shall be true and correct on the related Transfer Date, as if made on such date, and all representations and warranties as to the Timeshare Loans contained in Section 5(b) hereof and all information provided in the Schedule of Timeshare Loans in respect of the Timeshare Loans (including the Qualified Substitute Timeshare Loans and/or Subsequent Timeshare Loans conveyed on such Transfer Date) shall be true and correct on the related Transfer Date.
(c)    On or prior to the Closing Date or a Transfer Date, as applicable, the Seller shall have delivered or shall have caused the delivery of (i) the related Timeshare Loan Files to the Custodian and the Custodian shall have delivered a Trust Receipt therefor pursuant to the Custodial Agreement, (ii) the Timeshare Loan Servicing Files to the Servicer and (iii) an updated Schedule of Timeshare Loans to the Custodian, the Servicer, the Issuer and the Indenture Trustee.
(d)    The Seller shall have delivered or caused to be delivered all other information theretofore required or reasonably requested by the Issuer to be delivered by the Seller or performed or caused to be performed all other obligations required to be performed as of the Closing Date or Transfer Date, as the case may be, including all filings, recordings and/or registrations as may be necessary in the opinion of the Issuer to establish and preserve the right, title and interest of the Issuer or the Indenture Trustee, as the case may be, in the related Timeshare Loans. Each transfer, assignment, sale and grant made on a Transfer Date shall be evidenced by a transfer certificate in the form of Exhibit B hereto.
(e)    On or before the Closing Date, the Issuer, the Servicer and the Indenture Trustee shall have entered into the Indenture.

(f)    The Notes shall be issued and sold on the Closing Date, the Issuer shall receive the full consideration due it upon the issuance of the Notes, and the Issuer shall have applied such consideration, to the extent necessary, to pay to the Seller the Timeshare Loan Acquisition Price for each Initial Timeshare Loan.
(g)    With respect to the conveyance of a Subsequent Timeshare Loan on any Transfer Date during the Prefunding Period, the Issuer shall have applied the amounts on deposit in the Prefunding Account, to the extent necessary, to pay the Timeshare Loan Acquisition Price for each Subsequent Timeshare Loan. Each Subsequent Timeshare Loan conveyed on a Transfer Date shall be an Eligible Timeshare Loan and each of the conditions herein and in the Indenture for the purchase of Subsequent Timeshare Loans shall have been satisfied. After the purchase of all Subsequent Timeshare Loans on any Transfer Date, the Subsequent Timeshare Loan Criteria shall have been satisfied as of such Transfer Date.
(h)    With respect to the substitution of a Timeshare Loan, each of the conditions herein and in the Indenture for substitution of Timeshare Loans shall have been satisfied including, without limitation, the satisfaction of each of the criteria set forth in the definition of "Qualified Substitute Timeshare Loan" and each of the conditions herein and in the Indenture for substitution of Timeshare Loans shall have been satisfied.
(i)    The Seller shall have delivered such other certificates and opinions as shall be reasonably requested by the Issuer or its assignee.
SECTION 5.     Representations and Warranties and Certain Covenants of the Seller.
(a)    The Seller represents and warrants to the Issuer and the Indenture Trustee for the benefit of the Noteholders, as of the Closing Date (with respect to the Initial Timeshare Loans and the execution of this Agreement) and on each Transfer Date (with respect to the Qualified Substitute Timeshare Loans and/or Subsequent Timeshare Loans transferred on such Transfer Date) as follows:
(i)    Due Incorporation; Valid Existence; Good Standing. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction of its formation; and is duly qualified to do business as a foreign company and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under this Agreement makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business of the Seller or its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of any portion of the Conveyed Timeshare Property.
(ii)    Possession of Licenses, Certificates, Franchises and Permits. The Seller holds, and at all times during the term of this Agreement will hold, all material licenses, certificates, franchises and permits from all governmental authorities necessary for the conduct of its business, and has received no notice of proceedings relating to the revocation of any such license, certificate, franchise or permit, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of the Conveyed Timeshare Property.
(iii)    Corporate Authority and Power. The Seller has, and at all times during the term of this Agreement will have, all requisite corporate power and authority to own its properties, to conduct its business, to execute and deliver this Agreement and all documents and transactions contemplated hereunder and to perform all of its obligations under this Agreement and any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder. The Seller has all requisite corporate power and authority to acquire, own, transfer and convey the Conveyed Timeshare Property to the Issuer.
(iv)    Authorization, Execution and Delivery; Valid and Binding. This Agreement and all other Transaction Documents and instruments required or contemplated hereby to be executed and delivered by the Seller have been duly authorized, executed and delivered by the Seller and, assuming the due execution and delivery by, the other party or parties hereto and thereto, constitute legal, valid and binding agreements enforceable against the Seller in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally applicable in the event of the bankruptcy, insolvency, or reorganization of the Seller and to general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law. This Agreement constitutes a valid transfer of the Seller’s interest in the Conveyed Timeshare Property to the Issuer or the valid creation of a first priority perfected security interest in the Conveyed Timeshare Property in favor of the Issuer.
(v)    No Violation of Law, Rule, Regulation, etc. The execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which the Seller is a party do not and will not (A) violate any of the provisions of the certificate of formation or the limited liability company agreement of the Seller, (B) violate any provision of any law, governmental rule or regulation currently in effect applicable to the Seller or its properties or by which the Seller or its properties may be bound or affected, including, without limitation, any bulk transfer laws, (C) violate any judgment, decree, writ, injunction, award, determination or order currently in effect applicable to the Seller or its properties or by which the Seller or its properties are bound or affected, (D) conflict with, or result in a breach of, or constitute a default under, any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which the Seller is a party or by which it is bound or (E) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.
(vi)    Governmental Consent. No consent, approval, order or authorization of, and no filing with or notice to, any court or other Governmental Authority in respect of the Seller is required which has not been obtained in connection with the authorization, execution, delivery or performance by the Seller of this Agreement or any of the other Transaction Documents to which it is a party or under the transactions contemplated hereunder or thereunder, including, without limitation, the transfer of the Conveyed Timeshare Property and the creation of the security interest of the Issuer therein pursuant to Section 3 hereof.
(vii)    Defaults. The Seller is not in default under any material agreement, contract, instrument or indenture to which the Seller is a party or by which it or its properties is or are bound, or with respect to any order of any court, administrative agency, arbitrator or governmental body, in each case, which would have a material adverse effect on the transactions contemplated hereunder or on the business, operations, financial condition or assets of the Seller, and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any court, administrative agency, arbitrator or governmental body.
(viii)    No Adverse Change. Except for such matters, if any, as are disclosed in the Offering Circular dated November 10, 2015, since the end of its most recent, audited fiscal year, there has been no change in the business, operations, financial condition, properties or assets of the Seller which would have a material adverse effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or materially adversely affect the transactions contemplated under this Agreement or any such other Transaction Documents.
(ix)    Insolvency. The Seller will be solvent at all relevant times prior to, and will not be rendered insolvent by, the transfer of the Conveyed Timeshare Property hereunder. On the Closing Date or a Transfer Date, as applicable, the Seller will not engage in any business or transaction for which any property remaining with the Seller would constitute an unreasonably small amount of capital.
(x)    Pending Litigation or Other Proceedings. Except for such matters, if any, as are disclosed in the Offering Circular dated November 10, 2015, there is no pending or, to the best of the Seller’s knowledge, threatened action, suit, proceeding or investigation before any court, administrative agency, arbitrator or governmental body against or affecting the Seller which, if decided adversely, would materially and adversely affect (i) the condition (financial or otherwise), business or operations of the Seller, (ii) the ability of the Seller to perform its obligations under, or the validity or enforceability of, this Agreement or any other Transaction

Document to which it is a party, (iii) any of the Conveyed Timeshare Property or title of the Seller to any Conveyed Timeshare Property, or (iv) the Issuer’s or the Indenture Trustee's ability to foreclose or otherwise enforce its rights with respect to any of the Conveyed Timeshare Property, including without limitation the right to revoke or otherwise terminate Points Purchase Contracts and the rights of the Obligors to use and occupy the related Timeshare Property.
(xi)    Information. No document, certificate or report furnished or required to be furnished by or on behalf of the Seller pursuant to this Agreement, in its capacity as the Seller, contains or will contain when furnished any untrue statement of a material fact or fails, or will fail, to state a material fact necessary in order to make the statements contained therein not misleading. There are no facts known to the Seller which, individually or in the aggregate, materially adversely affect, or which (aside from general economic trends) may reasonably be expected to materially adversely affect in the future, the financial condition or assets or business of the Seller, or which may impair the ability of the Seller to perform its obligations under this Agreement and any other Transaction Document to which it is a party, which have not been disclosed herein or therein or in the certificates and other documents furnished to the Issuer by or on behalf of the Seller pursuant hereto or thereto specifically for use in connection with the transactions contemplated hereby or thereby.
(xii)    Foreign Tax Liability. The Seller is not aware of any Obligor under a Timeshare Loan who has withheld any portion of payments due under such Timeshare Loan because of the requirements of a foreign taxing authority, and no foreign taxing authority has contacted the Seller concerning a withholding or other foreign tax liability.
(xiii)    Employee Benefit Plan Liability. As of the Closing Date and each Transfer Date, as applicable, (i) no "accumulated funding deficiency" (as such term is defined under ERISA and the Code), whether or not waived, exists with respect to any "employee pension benefit plan" (as such term is defined under ERISA) sponsored, maintained or contributed to by the Seller or any of its Affiliates with respect to any plan year beginning prior to January 1, 2008, and, to the Seller's knowledge, no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of any plan year beginning prior to January 1, 2008; (ii) no unpaid “minimum required contribution” (as such term is defined under ERISA and the Code), whether or not such funding deficiency is waived, exists with respect to any employee pension benefit plan sponsored, maintained or contributed to by the Seller or any of its Affiliates with respect to any plan year beginning after December 31, 2007, and, to the Seller’s knowledge, no event has occurred or circumstance exists that may result in an unpaid minimum required contribution as of the last day of any plan year beginning after December 31, 2007 of any such employee pension benefit plan; (iii) the Seller and each of its Affiliates has made all contributions required under each Multiemployer Plan; and (iv) neither the Seller nor any of its Affiliates has withdrawn from any Multiemployer

Plan with respect to which there is any outstanding liability and, to the Seller's knowledge, no event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the partition, termination, reorganization or insolvency of, any Multiemployer Plan that could result in any liability to the Seller.
(xiv)    Taxes. The Seller has filed all tax returns (federal, state and local) which it reasonably believes are required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges due from the Seller or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings or such failure will not have a material adverse effect on the rights and interests of the Issuer. The Seller knows of no basis for any material additional tax assessment for any fiscal year for which adequate reserves have not been established. The Seller intends to pay all such taxes, assessments and governmental charges when due.
(xv)    Place of Business. The place of business where the Servicer on behalf of the Seller keeps its records concerning the Timeshare Loans will be 10600 West Charleston Boulevard, Las Vegas, Nevada 89135 (or such other place specified by the Seller by written notice to the Issuer and the Indenture Trustee). The principal place of business and chief executive office of the Seller is located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135 (or such other place specified by the Seller by written notice to the Issuer and the Indenture Trustee).
(xvi)    Securities Laws. The Seller is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. No portion of the Timeshare Loan Acquisition Price for each of the Timeshare Loans will be used by the Seller to acquire any security in any transaction which is subject to Section 13 or Section 14 of the Securities Exchange Act of 1934, as amended.
(xvii)    Ownership of the Seller. One hundred percent (100%) of the membership interest of the Seller is directly owned (both beneficially and of record) by Diamond Resorts Finance Holding Company, a Delaware corporation. Such membership interest is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire membership interests from the Seller.
(xviii)    Representations and Warranties Regarding Security Interest and Loan Files.
(A)    In the event of the characterization of the transfers under this Agreement as a loan, the grant under Section 3 hereof creates a valid and continuing security interest (as defined in the applicable UCC) in the Conveyed Timeshare Property in favor of the Issuer, which security interest is prior to all other Liens arising under the UCC, and is enforceable as such against creditors of the Seller, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affected creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(B)    The Timeshare Loans and the documents evidencing such Timeshare Loans constitute either “accounts”, “chattel paper”, “instruments” or “general intangibles” within the meaning of the applicable UCC.
(C)    The Seller owns and has good and marketable title to the Conveyed Timeshare Property free and clear of any Lien, claim or encumbrance of any Person.
(D)    The Seller has caused or will have caused, within ten days of the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Conveyed Timeshare Property granted to the Issuer and by the Issuer to the Indenture Trustee.
(E)    All original executed copies of each Obligor Note that constitute or evidence any Conveyed Timeshare Property have been delivered to the Custodian and the Issuer has received a Trust Receipt therefor, which acknowledges that the Custodian is holding the Obligor Notes that constitute or evidence any Conveyed Timeshare Property solely on behalf and for the benefit of the Indenture Trustee.
(F)    Other than as contemplated by this Agreement and the Indenture, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Conveyed Timeshare Property. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering any Conveyed Timeshare Property other than any financing statement relating to the security interest granted to the Issuer and the Indenture Trustee hereunder, under the Indenture or that has been terminated.
(G)    All financing statements filed or to be filed against the Seller in favor of the Issuer and the Indenture Trustee in connection herewith describing the Conveyed Timeshare Property contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Secured Party.”
(H)    None of the Obligor Notes that constitute or evidence any Conveyed Timeshare Property has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than to the Issuer and by the Issuer to the Indenture Trustee.

The foregoing representations and warranties in Section 5(a)(xviii) shall remain in full force and effect and shall not be waived or amended until the Notes are paid in full or otherwise released or discharged.
(b)    The Seller hereby: (i) represents and warrants that immediately prior to the transfer of any Timeshare Loan to the Issuer, the Seller had full legal and equitable title to such Timeshare Loan, free and clear of any liens and encumbrances, and (ii) makes the representations and warranties contained in Schedule I hereto with respect to each Timeshare Loan, and the representations and warranties contained in Schedule II hereto with respect to the Resorts, such representations and warranties in both clauses (i) and (ii) for the benefit of the Issuer and the Indenture Trustee for the benefit of the Noteholders with respect to each Timeshare Loan and the Resorts as of the Closing Date (with respect to the Initial Timeshare Loans) and each Transfer Date (with respect to the Qualified Substitute Timeshare Loans and Subsequent Timeshare Loans), as applicable.
(c)    It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive the sale of any Conveyed Timeshare Property to the Issuer and any assignment of such Timeshare Loan by the Issuer to the Indenture Trustee for the benefit of the Noteholders and shall continue (i) so long as any such Timeshare Loan shall remain outstanding or (ii) until such time as such Timeshare Loan is repurchased or a Qualified Substitute Timeshare Loan is provided pursuant to Section 6 hereof. The Seller acknowledges that it has been advised that the Issuer intends to assign all of its right, title and interest in and to the Conveyed Timeshare Property and its rights and remedies under this Agreement to the Indenture Trustee for the benefit of the Noteholders. The Seller agrees that, upon any such assignment, the Indenture Trustee may, upon direction to do so from Noteholders representing at least 66-2/3% of the then Outstanding Note Balance of each Class of Notes, enforce directly, without joinder of the Issuer (but subject to any defense that the Seller may have under this Agreement) all rights and remedies hereunder.
(d)    With respect to any representations and warranties contained in Section 5(a) and Section 5(b) hereof which are made to the Seller’s knowledge, if it is discovered that any representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of a Timeshare Loan or the interests of the Issuer or any assignee thereof, then notwithstanding the Seller’s lack of knowledge of the accuracy of such representation and warranty at the time such representation or warranty was made, such inaccuracy shall be deemed a breach of such representation or warranty for purposes of the repurchase or substitution obligations described herein.
SECTION 6.    Repurchases and Substitutions.
(a)    Mandatory Repurchases and Substitutions for Breaches of Representations and Warranties. Upon the receipt of notice by the Seller of a breach of any of the representations and warranties in Section 5(a) or Section 5(b) hereof which materially and adversely affects the value of a Timeshare Loan or the interests of the Issuer or any subsequent assignee of the Issuer (including the Indenture Trustee for the benefit of the Noteholders) therein, the Seller shall within 60 days of such notice, cure in all material respects the circumstance or condition which has caused such representation or warranty to be incorrect or either (i) repurchase such Timeshare Loan at the Repurchase Price, or (ii) substitute one or more Qualified Substitute Timeshare Loans for such Timeshare Loan and pay the related Substitution Shortfall Amount, if any.
(b)    Optional Repurchases and Substitutions of Timeshare Loans. On any date, the Seller shall have the option, but not the obligation, to either (i) repurchase a Defaulted Timeshare Loan from the Issuer for a price equal to the related Repurchase Price, or (ii) substitute one or more Qualified Substitute Timeshare Loan for a Defaulted Timeshare Loan and pay the related Substitution Shortfall Amount, if any.
(c)    Limitation on Optional Repurchases and Substitutions of Timeshare Loans. The aggregate Cut-Off Date Loan Balance of Defaulted Timeshare Loans that may be repurchased and of Defaulted Timeshare Loans that may be substituted pursuant to Section 6(b) shall be limited on any date to 15% and 20%, respectively, of the Aggregate Loan Balance on the Initial Cut-Off Date less the sum of the Loan Balances of all Defaulted Timeshare Loans (as of the date they became Defaulted Timeshare Loans) previously repurchased or substituted, as applicable, at the Seller’s option.
(d)    Payment of Repurchase Prices and Substitution Shortfall Amounts. The Issuer hereby directs and the Seller hereby agrees to remit all amounts in respect of Repurchase Prices and Substitution Shortfall Amounts in immediately available funds to the Indenture Trustee. In the event that more than one Timeshare Loan is substituted pursuant to Sections 6(a) or (b) hereof on any Transfer Date, the Substitution Shortfall Amounts and the Loan Balances of Qualified Substitute Timeshare Loans shall be calculated on an aggregate basis for all substitutions made on such Transfer Date.
(e)    Schedule of Timeshare Loans. The Issuer hereby directs, and the Seller hereby agrees, on each date on which a Timeshare Loan has been repurchased or substituted, to provide the Issuer and the Indenture Trustee with a revised Schedule of Timeshare Loans reflecting the removal of such Timeshare Loans and subjecting any Qualified Substitute Timeshare Loans to the provisions of this Agreement.
(f)    Officer’s Certificate. The Seller shall, on each Transfer Date, certify in writing to the Issuer and the Indenture Trustee that each new Timeshare Loan meets all the criteria of the definition of "Qualified Substitute Timeshare Loan" and that (i) the Timeshare Loan Files for such Qualified Substitute Timeshare Loans have been delivered to the Custodian and (ii) the Timeshare Loan Servicing Files for such Qualified Substitute Timeshare Loans have been delivered to the Servicer.
(g)    Release. In connection with any repurchase or substitution of one or more Timeshare Loans contemplated by this Section 6, upon satisfaction of the conditions contained in this Section 6, the Issuer shall execute and deliver (or shall cause the Indenture Trustee to execute and deliver) such releases and instruments of transfer or assignment presented to it by the Seller or its designee, in each case without recourse, as shall be necessary to vest in the Seller or its designee the legal and beneficial ownership of such Timeshare

Loans; provided, however, that with respect to any release of a Timeshare Loan that is substituted by a Qualified Substitute Timeshare Loan, the Issuer shall not execute and deliver or cause the execution and delivery of such releases and instruments of transfer or assignment until the Indenture Trustee, the Issuer and the Servicer have received a Trust Receipt for such Qualified Substitute Timeshare Loan. The Issuer shall cause the Custodian to release the related Timeshare Loan Files to the Seller or its designee and the Servicer to release the related Timeshare Loan Servicing Files to the Seller or its designee; provided, however, that with respect to any Timeshare Loan File or Timeshare Loan Servicing File related to a Timeshare Loan that has been substituted by a Qualified Substitute Timeshare Loan, the Issuer shall not cause the Custodian and the Servicer to release the related Timeshare Loan File and the Timeshare Loan Servicing File, respectively, until the Indenture Trustee, the Issuer and the Servicer have received a Trust Receipt for such Qualified Substitute Timeshare Loan.
(h)    Sole Remedy. It is understood and agreed that the obligations of the Seller to repurchase or substitute Timeshare Loans contained in Section 6(a) hereof and the obligation of the Seller to indemnify pursuant to Section 8 hereof shall constitute the sole remedies for the breaches of any representation or warranty contained in Section 5(a) or Section 5(b) hereof.
SECTION 7.     Additional Covenants of the Seller. The Seller hereby covenants and agrees with the Issuer as follows:
(a)    The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders applicable to it and its business and properties.
(b)    The Seller shall preserve and maintain its existence (corporate or otherwise), rights, franchises and privileges in the jurisdiction of its organization and, if applicable, all necessary sales finance company licenses.
(c)    On or prior to the Closing Date or a Transfer Date, as applicable, the Seller shall indicate in its computer files and other records that each Timeshare Loan has been sold to the Issuer and subsequently pledged to the Indenture Trustee for the benefit of the Noteholders.
(d)    The Seller shall respond to any inquiries with respect to ownership of a Timeshare Loan by stating that such Timeshare Loan has been sold to the Issuer and that the Issuer is the owner of such Timeshare Loan and that such Timeshare Loan has been pledged to the Indenture Trustee for the benefit of the Noteholders.
(e)    [Reserved.]
(f)    On or prior to the Closing Date or a Transfer Date, as applicable, the Seller shall file or cause to be filed, at its own expense, financing statements in favor of the Issuer and the Indenture Trustee for the benefit of the Noteholders with respect to the Conveyed Timeshare Property meeting the requirements of state law in such manner and in such jurisdictions as are necessary or appropriate to perfect the acquisition of the Conveyed Timeshare Property by the Issuer from the Seller, and shall deliver file-stamped copies of such financing statements to the Issuer and the Indenture Trustee for the benefit of the Noteholders.
(g)    The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Issuer or the Indenture Trustee may reasonably request, to perfect, protect or more fully evidence the sale of the Timeshare Loans, or to enable the Issuer or the Indenture Trustee to exercise and enforce its rights and remedies hereunder or under any Timeshare Loan including but not limited to powers of attorney, Uniform Commercial Code financing statements and assignments of Points Purchase Contracts. The Seller hereby appoints the Issuer and the Indenture Trustee as attorney-in-fact, which appointment is coupled with an interest and is therefore irrevocable, to act on behalf and in the name of the Seller to enforce the rights and remedies of the Seller hereunder.
(h)    Any change in the legal name of the Seller and any use by it of any trade name, fictitious name, assumed name or "doing business as" name occurring after the Closing Date shall be promptly disclosed to the Issuer and the Indenture Trustee in writing.
(i)    Upon the discovery or receipt of notice of a breach of any of its representations or warranties and covenants contained herein, the Seller shall promptly disclose to the Issuer and the Indenture Trustee, in reasonable detail, the nature of such breach.
(j)    The Seller shall immediately transfer to the Issuer or its assignee, as applicable, any payment it receives in respect of the Conveyed Timeshare Property.
(k)    In the event that the Seller or the Issuer or any assignee of the Issuer should receive actual notice of any transfer taxes arising out of the transfer, assignment and conveyance of any Conveyed Timeshare Property, on written demand by the Issuer, or upon the Seller otherwise being given notice thereof, the Seller shall pay, and otherwise indemnify and hold the Issuer and any of its assignees harmless, on an after-tax basis, from and against any and all such transfer taxes.
(l)    The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges could not reasonably be expected to materially adversely affect the collectibility of the Conveyed Timeshare Property or the ability of the Seller to perform its obligations under this Agreement and any of the Transaction Documents to which it is a party.
(m)    The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Obligor Notes at the address of the Seller listed herein or, upon 30 days’ prior written notice to the Issuer and the Indenture Trustee, at any other location in jurisdictions where all actions reasonably requested by the Issuer or the Indenture Trustee to protect and perfect the interest in the Obligor Notes and Points Purchase Contracts under the applicable Uniform Commercial Code have been taken and completed within 10 days of such notice. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Obligor Notes and Points Purchase Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Obligor Notes (including, without limitation, records adequate to permit the daily identification of each Obligor Note and Points Purchase Contract) and all payments made with regard to the related Conveyed Timeshare Property prior to and on the Closing Date and each Transfer Date.
(n)    The Seller shall execute and file such continuation statements and any other documents reasonably requested by the Issuer or the Indenture Trustee or which may be required by law to preserve and protect the interest of the Issuer or the Indenture Trustee hereunder in and to the Conveyed Timeshare Property.
(o)    The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Issuer or the Indenture Trustee may reasonably request, to perfect, protect or more fully evidence the Conveyed Timeshare Property, or to enable the Issuer or the Indenture Trustee to exercise and enforce its rights and remedies hereunder or under any of the other Transaction Documents to which it is a party. The Seller has delivered to the Custodian a Lost Note Affidavit in the form of Exhibit C hereto or a Certification of Original Document (as such term is defined in the Custodial Agreement) in each instance where it is unable to provide a signed original Obligor Note or Points Purchase Contract, and the Issuer agrees that such Lost Note Affidavit or such Certification of Original Document shall be sufficient to satisfy the Seller's obligations hereunder.
(p)    The Seller authorizes the Issuer and the Indenture Trustee to file continuation statements, and amendments thereto, relating to the Conveyed Timeshare Property and all payments made with regard to the related Conveyed Timeshare Property without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. The Issuer confirms that it is not its present intention to file a photocopy or other reproduction of this Agreement as a financing statement, but reserves the right to do so if, in its good faith determination, there is at such time no reasonable alternative remaining to it.
SECTION 8.    Indemnification.
(a)     The Seller agrees to indemnify the Issuer, the Indenture Trustee, the Owner Trustee, the Noteholders and the Initial Purchaser (each an "Indemnified Party", collectively, the "Indemnified Parties") against (x) any and all claims, losses, liabilities, (including legal fees and related costs) that such Indemnified Parties may sustain directly or indirectly related to any inaccuracy or breach of the representations and warranties of the Seller under Section 5 hereof and (y) a failure by the Seller to perform any of its obligations under the Transaction Documents ("Indemnified Amounts") excluding, however (i) Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of such Indemnified Party; (ii) any recourse for any uncollectible Timeshare Loan not related to a breach of representation or warranty; (iii) recourse to the Seller for a Defaulted Timeshare Loan so long as the same is replaced or repurchased pursuant to Section 6 hereof; (iv) Indemnified Amounts attributable to any violation by an Indemnified Party of any requirement of law related to an Indemnified Party; or (v) the operation or administration of the Indemnified Party generally and not related to this Agreement. The Seller shall (x) promptly notify the Issuer and the Indenture Trustee if a claim is made by a third party with respect to this Agreement or the Timeshare Loans, and relating to (i) the failure by the Seller to perform its duties in accordance with the terms of this Agreement or (ii) a breach of the Seller’s representations, covenants and warranties contained in this Agreement, and (y) assume (with the consent of the related Indemnified Party, which consent shall not be unreasonably withheld) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment, order or decree which may be entered against it or the related Indemnified Party in respect of such claim. If the Seller shall have made any indemnity payment pursuant to this Section 8 and the recipient thereafter collects from another Person any amount relating to the matters covered by the foregoing indemnity, the recipient shall promptly repay such amount to the Seller.
(b)    The Seller agrees to pay, and to indemnify, defend and hold harmless the Indemnified Parties from any taxes which may at any time be asserted with respect to, and as of the date of, the transfer of the Conveyed Timeshare Property to the Issuer hereunder and the further pledge by the Issuer to the Indenture Trustee, including, without limitation, any sales, gross receipts, general corporation, personal property, privilege or license taxes (but not including any federal, state or other taxes arising out of the creation of the Issuer and the issuance of the Notes) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by the Seller under this Agreement or the Servicer under the Indenture or imposed against the Issuer, a Noteholder or otherwise. Notwithstanding any other provision of this Agreement, the obligation of the Seller under this Section 8(b) shall not terminate upon the resignation or removal of the Servicer pursuant to the Indenture and shall survive any termination of this Agreement.
(c)    The obligations of the Seller under this Section 8 to indemnify the Indemnified Parties shall survive the termination of this Agreement and continue until the Notes are paid in full or otherwise released or discharged.
SECTION 9.     No Proceedings.  The Seller hereby agrees that it will not, directly or indirectly, institute, or cause to be instituted, or join any Person in instituting, against the Issuer or any Resort, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law so long as there shall not have elapsed one year plus one day since the latest maturing Notes issued by the Issuer.

SECTION 10.     Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed or telecommunicated, or delivered as to each party hereto, at its address set forth under its name on the signature page hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall not be effective until received by the party to whom such notice or communication is addressed.
SECTION 11.     No Waiver; Remedies.  No failure on the part of the Seller, the Issuer or any assignee thereof to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.
SECTION 12.     Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Seller, the Issuer and their respective successors and permitted assigns. Any assignee shall be an express third party beneficiary of this Agreement, entitled directly to enforce this Agreement. The Seller may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Issuer and any of its assignees. The Issuer may, and intends to, assign all of its rights hereunder to the Indenture Trustee for the benefit of the Noteholders and the Seller consents to any such assignment. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Section 5 hereof and the repurchase or substitution and indemnification obligations shall be continuing and shall survive any termination of this Agreement but such rights and remedies may be enforced only by the Issuer and the Indenture Trustee.
SECTION 13.     Amendments; Consents and Waivers.  No modification, amendment or waiver of, or with respect to, any provision of this Agreement, and all other agreements, instruments and documents delivered thereto, nor consent to any departure by the Seller from any of the terms or conditions thereof shall be effective unless it shall be in writing and signed by each of the parties hereto and the written consent of the Indenture Trustee for the benefit of the Noteholders is given. The Issuer shall provide the Indenture Trustee and the Rating Agencies with such proposed modifications, amendments or waivers. Any waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand by the Seller in any case shall, in itself, entitle it to any other consent or further notice or demand in similar or other circumstances. The Seller acknowledges that in connection with the intended assignment by the Issuer of all of its right, title and interest in and to the Conveyed Timeshare Property to the Indenture Trustee for the benefit of the Noteholders, the Issuer, as Issuer, intends to issue the Notes, the proceeds of which will be used by the Issuer to purchase the Timeshare Loans conveyed hereunder.
SECTION 14.     Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation, shall not in any way be affected or impaired thereby in any other jurisdiction. Without limiting the generality of the foregoing, in the event that a Governmental Authority determines that the Issuer may not purchase or acquire the Conveyed Timeshare Property, the transactions evidenced hereby shall constitute a loan and not a purchase and sale, notwithstanding the otherwise applicable intent of the parties hereto, and the Seller shall be deemed to have granted to the Issuer as of the date hereof, a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under the Conveyed Timeshare Property and the related property as described in Section 2 hereof.
SECTION 15.     GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.
(A)     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
(B)    THE SELLER AND THE ISSUER HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE SELLER AND THE ISSUER EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION 15 SHALL AFFECT THE RIGHT OF THE SELLER OR THE ISSUER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY OF THEM TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.
(C)    TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY AND EACH NOTEHOLDER BY ACCEPTANCE OF A NOTE AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. EXCEPT AS PROHIBITED BY LAW, EACH PARTY AND

EACH NOTEHOLDER BY ACCEPTABLE OF A NOTE HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.
SECTION 16.     Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
SECTION 17.     Execution in Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof and deemed an original."
SECTION 18.    Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by U.S. Bank Trust National Association not individually or personally but solely as Owner Trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made or on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by U.S. Bank Trust National Association, but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank Trust National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) U.S. Bank Trust National Association has made no investigation into the accuracy or completeness of any representations or warranties made by the Issuer herein, and (e) under no circumstances shall U.S. Bank Trust National Association be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or any other related document.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Sale Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DIAMOND RESORTS SELLER 2015-2, LLC, as Seller
By: _/s/ Lillian Luu_____________________
Name:     Lillian Luu
Title:         Treasurer
Address:     10600 West Charleston Boulevard
Las Vegas, Nevada 89135
Telephone:     702 823 7490
Facsimile:     702 765 8798

DIAMOND RESORTS OWNER TRUST 2015-2, as Issuer
By: U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee

By: _/s/ Michelle Moeller____________
Name:    Michelle Moeller
Title:    Vice President
Address: c/o U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS3D
St. Paul, Minnesota 55107

Attn: Andrea Friesen,

Diamond Resorts Owner Trust 2015-2

Telephone:
Facsimile:

With a copy to:
Diamond Resorts Financial Services, Inc.
10600 West Charleston Boulevard
Las Vegas, Nevada 89135

Schedule I
Representations and Warranties as to Timeshare Loans

(a)All federal, state or local laws, rules or regulations, including, without limitation, those relating to usury, truth-in-lending, real estate settlement procedure, land sales, the offer and sale of securities, consumer credit protection and equal credit opportunity or disclosure, applicable to the Timeshare Loan or the sale of the Timeshare Properties have been complied with in all material respects such that any violation of any such law, rule or regulation would not impair the collectibility of such Timeshare Loan. The applicable rescission period for such Timeshare Loan has expired. The Timeshare Loan was not originated in, or is subject to the laws of, any jurisdiction under which the transfer, conveyance or assignment of such Timeshare Loan would be unlawful, void or voidable.
(b)[Reserved]
(c)The related Obligor has not been released, in whole or in part, from any of its material obligations in respect of the Timeshare Loan. Neither the applicable Obligor Note or Points Purchase Contract has been satisfied, canceled, rescinded or subordinated, in whole or in part, and no instrument has been executed that would affect any such satisfaction, release, cancellation, subordination or rescission.
(d)The sale of the related Timeshare Property has not been canceled by the applicable Obligor or any originator. Any statutory or other applicable cancellation or rescission period related to the sale of the Timeshare Property has expired. The Timeshare Property purchased by the applicable Obligor has not been surrendered in accordance with the terms of the relevant Points Purchase Contract.
(e)Each Purchase Contract, Obligor Note or Points Purchase Contract, and each other document in the related Timeshare Loan File is genuine and the legal, valid and binding obligation of the applicable Obligor, is enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law), and is not subject to any dispute, right of setoff, recoupment, counterclaim, or defense of any kind, whether arising out of transactions concerning such Timeshare Loan or otherwise, and no such right has been asserted with respect thereto.
(f)All of the related Timeshare Loan Servicing Files for such Timeshare Loan have on or prior to the Closing Date (or the related Transfer Date) been obtained by the Servicer and all the related Timeshare Loan Files are in the possession of the Custodian, the Custodian has issued a Trust Receipt (as defined in the Custodial Agreement) therefor and no Material Exceptions (as defined in the Custodial Agreement) have been cited by the Custodian.
(g)The related Obligor Note is payable in United States Dollars.

(h)The percentage of Timeshare Loans where the Obligor is not a citizen or resident of, and making payments from, the United States, Canada, Puerto Rico, the U.S. Virgin Islands or U.S. military bases does not exceed 3.00% of the Aggregate Loan Balance as of the Initial Cut-Off Date or any Transfer Date.
(i)Such Timeshare Loan is not more than 30 days delinquent (without giving effect to any applicable grace period) on any payment of principal or interest as of the Initial Cut-Off Date or any Transfer Date.
(j)The aggregate amount owing from the related Obligor with respect to all Timeshare Loans does not exceed $295,000 in the aggregate.
(k)The related Obligor Note evidences a fully amortizing debt obligation which bears a fixed rate of interest, provides for substantially level monthly payments of principal and interest (other than the final payment thereon), and is for a term not exceeding 180 months.
(l)The related Obligor Note may be prepaid in full without penalty.
(m)The related Obligor has been instructed to remit all payments to the Centralized Lockbox Account or such other lockbox account(s) at Approved Financial Institutions that are subject to a Deposit Account Control Agreement or a substantially similar control agreement, or as approved by the Indenture Trustee, acting with the consent of the Holders representing not less than 51% of the then Outstanding Note Balance of each Class of Notes.
(n)The related Obligor is not (i) a Person (other than an individual) that is affiliated with or employed by Diamond Resorts Corporation or any of its Affiliates, including the Servicer, or (ii) a Governmental Authority.
(o)[Reserved]
(p)The applicable assignment of Points Purchase Contract and the endorsement of the related Obligor Note constitutes a duly executed, legal, valid, binding and enforceable assignment or endorsement, as the case may be, of such related Points Purchase Contract and related Obligor Note, and all monies due or to become due thereunder, and all proceeds thereof.
(q)All of the condominium and apartment units related to the Timeshare Loans in the Resorts are located in buildings whose construction has been completed and certificate of occupancy has been issued, in the manner required by applicable state and local laws.
(r)The related Unit, if any, is an apartment or unit at a Resort and the related Points Purchase Contract grants the related Obligor the right to use and occupy one or more apartments or units at a Resort. The related Points Purchase Contract has been duly filed and recorded with all appropriate governmental authorities in all jurisdictions in which such related Points Purchase Contract is required to be filed and recorded to enable the Issuer and its assigns to enforce the revocation and termination rights granted in the Points Purchase Contract.

(s)Immediately prior to any transfer contemplated pursuant to this Agreement of Timeshare Loans from the Seller to the Issuer, the Seller will own full legal and equitable title to each such Timeshare Loan, free and clear of any Lien or ownership interest in favor of any other Person. All of the Seller’s right, title and interest in and to each such Timeshare Loan has been validly and effectively transferred to the Issuer pursuant to this Agreement. All of the Transferors' right, title and interest in and to each such Timeshare Loan has been validly and effectively transferred to the Seller pursuant to the Purchase Agreements.
(t)The related Points Purchase Contract contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Timeshare Property of the benefits of the security interests or other remedies intended to be provided thereby. There is no exemption available to the related Obligor which would interfere with the transferee’s right to enforce its revocation and termination rights under the related Points Purchase Contract other than that which may be available under applicable bankruptcy, debt relief, homestead statutes or the Servicemembers Relief Act or similar applicable laws.
(u)The Timeshare Loan is not and has not been secured by any collateral except the Points Purchase Contract and Timeshare Property.
(v)[Reserved]
(w)Interest is calculated on each Timeshare Loan on a simple interest basis.
(x)The proceeds of each Timeshare Loan have been fully disbursed and no Timeshare Loan requires any additional performance by any Person.
(y)The terms of each Points Purchase Contract and Obligor Note have not been modified in any material respect.
(z)[Reserved]
(aa)Each Timeshare Loan requires the Obligor to pay all taxes, insurance premiums and maintenance costs with respect to the related Resort or Collection, as applicable. There are no delinquent taxes, ground rents, water charges, sewer rents, or assessments outstanding with respect to any of the Timeshare Properties, nor any other material outstanding Liens affecting the Timeshare Properties.
(ab)No consent, approval, order or authorization of, and no filing with or notice to, any court or governmental authority in respect of any Obligor is required which has not been obtained in connection with the transfer of any Timeshare Loans to the Transferors, the Seller or the Issuer or in connection with the pledge of any Timeshare Loans to the Indenture Trustee.
(ac)No selection procedures reasonably believed by the Seller to be adverse to the Noteholders were utilized in selecting any Timeshare Loans.
(ad)Each Obligor Note constitutes an "instrument" under the Uniform Commercial Code of the jurisdiction in which such Obligor Note will at all times be located. Each Timeshare Loan which is not evidenced by an Obligor Note constitutes either "tangible chattel paper" or a "payment intangible" within the meaning of the Uniform Commercial Code in which such tangible chattel paper is located, in the case of tangible chattel paper, or within the meaning of the Uniform Commercial Code of the State of Delaware in the case of a payment intangible. There is no more than one original executed copy of each Obligor Note or Points Purchase Contract.
(ae)The related Obligor has equity as of the Closing Date equal to at least 10% of the sale price of the Timeshare Property securing such Timeshare Loan.
(ff)    The related Obligor has not previously had any portion of a scheduled payment delinquent for more than 180 days on a Timeshare Loan.
(gg)    The Timeshare Loan was originated in compliance with Underwriting Guidelines attached hereto as Exhibit D (as such Underwriting Guidelines may be amended from time to time in the manner provided for by the Transaction Documents).
(hh)    Such Timeshare Loan is not more than 30 or more days’ delinquent on any payment of principal or interest as of the Initial Cut-Off Date or Subsequent Cut-Off Date, as applicable.
(ii)    Except if such Timeshare Loan is related to the Diamond Resorts Latin America Collection, all Timeshare Property and other real estate interests supporting the Points available to be sold are (i) titled in the name of the Collection Trustee, Collection Association or third-party trustee and held in trust, free and clear of any lien or ownership interest in favor of any other person, (ii) covered by a title insurance policy issued by a title insurer qualified to do business in the jurisdiction where such Timeshare Property or other real estate interest is located and (iii) is related to a Collection. With respect to any Timeshare Loan related to the Diamond Resorts Latin America Collection, all Timeshare Property and other real estate interests supporting the Points available to be sold are (i) owned by the Cabo Developer, as evidenced by its beneficial interest in a Mexican land trust subject to the terms of the Diamond Resorts Latin America Collection documents, (ii) covered by a title insurance policy issued by a title insurer qualified to do business in Mexico and (iii) is related to the Diamond Resorts Latin America Collection.
(jj)    None of the related Collection Developer, Collection Trustee and/or Collection Association is in default under the related Collection Trust Agreement or has caused the ratio of Points to available intervals or units to fall below required levels.
(kk)    If such Timeshare Loan is a Subsequent Timeshare Loan, when such Timeshare Loan is aggregated with all Timeshare Loans sold to the Issuer pursuant to this Agreement, it satisfies the Subsequent Timeshare Loan Criteria.
(ll)    No holder of the Timeshare Loan has any existing or future obligations or liabilities with respect to such Timeshare Loan or the related Obligor.

Schedule II
Representations and Warranties as to Resorts

(a)Timeshare Properties.
(i)    The sale, offering for sale and financing of Timeshare Properties (A) do not constitute the sale, or the offering for sale, of securities subject to registration requirements of the Securities Act or any state or foreign securities laws, (B) except to the extent that any such violation(s), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, do not violate Timeshare Laws or any other law of any state or foreign country in which sales or solicitation of Timeshare Properties occur and (C) except to the extent that any such violation(s), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, do not violate any consumer credit or usury laws of any state or foreign country in which sales or solicitations of Timeshare Properties occur. Except to the extent that any such failure(s), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Diamond Resorts Entities have not failed to make or cause to be made any registrations or declarations with any Governmental Authority necessary to the ownership of the Resorts or to the conduct of their business, including laws and regulations applicable to their business and activities, the operation of the Resorts and the sale, or offering for sale, of Timeshare Properties. Except to the extent that any such noncompliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Diamond Resorts Entities have, to the extent required by their activities and businesses, complied with all laws and regulations applicable to their businesses and activities.
(ii)    Schedule III (II(a)(ii)) hereto sets forth, with respect to each Resort, (A) the states and countries in which Timeshare Properties with respect to such Resort are being sold or marketed and (B) the trust or other entity that is the owner of the real property rights with respect to such Resort. The applicable Diamond Resorts Entity has filed in each jurisdiction in which such filing is a legal prerequisite to the marketing of the Timeshare Properties therein all applicable documents with the appropriate Governmental Authorities required to authorize the sale of Timeshare Properties in such jurisdictions and has subjected each Resort to certain limitations, restrictions, conditions and covenants as described in the timeshare declarations and as hereinafter set forth in accordance with the provisions of any applicable laws, statutes or regulations (such laws, statutes or regulations and all amendments, modifications or replacements thereof and successors thereto, and all regulations and guidelines promulgated thereunder or with respect thereto, now or hereafter enacted, being hereinafter collectively referred to as the “Timeshare Laws”), except for any failure to make such filings or any failure to subject each Resort to certain limitations, restrictions, conditions and covenants that could not reasonably be expected to have a Material Adverse Effect. All material documents used in connection with the creation of the Timeshare Properties, the sale of the Timeshare Properties and the operation of the Resort as a timeshare resort, including, without limitation, the Declaration (as hereinafter defined), by-laws and rules and regulations of the homeowner’s association, the management agreement, the form of contract of sale and deeds, and all other documents used by the Diamond Resorts Entities in connection with the sale of Timeshare Properties, and the operation of the Resort as a timeshare resort and the regulation, management and administration thereof comply with all Timeshare Laws, except for any non-compliance that could not reasonably be expected to result in a Material Adverse Effect. As used herein, the term “Declaration” means the declaration in furtherance of a plan for subjecting the Resort to a timeshare form of ownership, which Declaration contains covenants, restrictions, easements, charges and liens and including, without limitation, provisions regarding the identification of Timeshare Properties and the common areas and the regulation and governance of the real property comprising the Resort as a timeshare regime.
(b)Timeshare Exchange Network. The exchange system operated by Diamond Resorts International Club, Inc. (“THE Club®”) is being operated in compliance with all applicable Timeshare Laws, except for any non-compliance that could not reasonably be expected to result in a Material Adverse Effect. To the extent Diamond Resorts Entities have entered into written agreements with Resort Condominiums International, LLC, Interval International, Inc. or other exchange networks, such Diamond Resorts Entities are members and participants pursuant to validly executed and enforceable written agreements in Resort Condominiums International, LLC, and/or Interval International, Inc. and/or other exchange networks, as applicable. Such Diamond Resorts Entities have paid all fees and other amounts due and owing under such agreements and are not otherwise in default in any respect thereunder, except to the extent that could not reasonably be expected to result in a Material Adverse Effect.
(c)Common Areas. To the extent that Diamond Resorts Entities are obligated to construct common areas and amenities, the common areas and amenities appurtenant to sold Timeshare Properties, and the streets and other off-site improvements contained within the projects, have been completed or a bond insuring the completion thereof has been obtained, except to the extent that such failure to complete or post a bond is not reasonably likely to have a Material Adverse Effect, and such interests in such common areas are free and clear of all Liens.
(d)Homeowners’ Association, Maintenance Fees and Developer Subsidies. All homeowners’ association, maintenance fees and/or developer subsidies, as applicable, required to be paid by any Diamond Resorts Entity and which are past due have been paid, except to the extent that such past due fees do not exceed $5,000,000 in the aggregate.
(e)Condemnation. No condemnation or other proceeding in the nature of eminent domain has been commenced or to any Diamond Resorts Entity’s best knowledge, is threatened or contemplated with respect to all or any portion of any Resort or for the relocation of roadways providing access to any Resort.
(f)Utilities and Public Access. Each Resort has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Resort for its respective intended uses. All public utilities necessary to the full use and enjoyment of each Resort are located either in the public right-of-way abutting such Resort (which are connected so as to serve such Resort without passing over the property) or in recorded easements serving such Resort for its current purposes and have been completed and dedicated to public use and accepted by all Governmental Authorities.

(g)Use of Property. Each Resort is used exclusively as a timeshare resort, hotel and/or other appurtenant and related uses.
(h)Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Resort as a timeshare resort or hotel (collectively, the “Licenses”), have been obtained and are in full force and effect. Each applicable Diamond Resorts Entity shall keep and maintain all Licenses necessary for the operation of each Resort as a timeshare resort. The use being made of each Resort is in conformity with the certificate of occupancy issued for such Resort.
(i)Flood Zone. None of the improvements on any Resort are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, flood insurance in commercially reasonable amounts is in full force and effect with respect to each Resort.
(j)Physical Condition. Except as set forth on Schedule III (II(j)), each Resort, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists on the Closing Date or any Transfer Date no structural or other material defects or damages in any Resort, whether latent (to the knowledge of the Diamond Resorts Entities or otherwise; and no Diamond Resorts Entity has received on the Closing Date or any Transfer Date notice from any insurance company or bonding company of any defects or inadequacies in any Resort, or any part hereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
(k)Boundaries. All of the improvements which were included in determining the appraised value of each Resort lie wholly within the boundaries and building restriction lines of such Resort, and no improvements on adjoining properties encroach upon such Resort, and no easements or other encumbrances upon the applicable Resort encroach upon any of the improvements, so as to affect the value or marketability of the applicable Resort except those which are insured against by a title insurance policy.
(l)Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable legal requirements currently in effect in connection with the transfer of any Timeshare Property to the applicable Obligor have been paid.
(m)Illegal Activity. No portion of any Resort has been or will be purchased with proceeds of any illegal activity.
(n)Embargoed Person. None of the funds or other assets of any Diamond Resorts Entity constitute property of, or are beneficially owned, directly or indirectly, by any Person subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. I et seq., and any executive orders or regulations promulgated thereunder with the result that the investment in any Diamond Resorts Entity (whether directly or indirectly), is prohibited by law or the Notes issued by the Issuer are in violation of law (“Embargoed Person”). No Embargoed Person has any interest of any nature whatsoever in any Diamond Resorts Entity with the result that the investment in any Diamond Resorts Entity (whether directly or indirectly), is prohibited by law or is in violation of law. None of the funds of any Diamond Resorts Entity have been derived from any unlawful activity with the result that the investment in any Diamond Resorts Entity (whether directly or indirectly), is prohibited by law or is in violation of law.
(o)Management Agreements. Each HOA which a Diamond Resorts Entity currently manages was duly organized and is validly existing. Each agreement to which a Diamond Resorts Entity is a party, pursuant to which management services are currently being performed with respect to a Resort (each, a “Management Agreement”), is in full force and effect. The applicable Diamond Resorts Entity has performed in all material respects all of its obligations under each such Management Agreement.
(p)Insurance. Each Resort which is currently managed by a Diamond Resorts Entity is insured through the applicable HOA if there is one, and if not, through a Diamond Resorts Entity, in the event of fire or other casualty for the full replacement value thereof, and in the event that the Timeshare Properties should suffer any loss covered by casualty or other insurance, upon receipt of any Insurance Proceeds, the HOAs, or a Diamond Resorts Entity, are required, during the time such Timeshare Properties are covered by such insurance, under the applicable governing instruments either to repair or rebuild the portions of the applicable Resorts. Each Resort in the United States which is currently managed by a Diamond Resorts Entity and which is located in a designated flood plain maintains flood insurance in an amount not less than the maximum level available under the National Flood Insurance Program.
(q)Litigation. No action, suit, proceeding or investigation is pending or, to the best of the knowledge of any Representing Party, threatened against any HOA or any Resort which is currently managed by a Diamond Resorts Entity that, if adversely determined, would have a material adverse impact on the Resorts, the Collections or the value of the Notes.

Schedule III (II(a)(ii))
Marketing By States and Countries

Name of Resort	Location of Sales[1,2,3]	Owner of Real Property Rights
Bell Rock Inn	No on-site sales; DRUSC & PVC location	Premiere Vacation Collection Owners Association, Inc.
Bent Creek Golf Village	Sevier County, TN; DRUSC location	First American Trust, FSB, as Trustee
Cabo Azul Resort	Baja California Sur, Mexico	DPM Acquisition Mexico, S. de R.L de C.V.
Cancun Resort	Clark County, NV; DRHC location	First American Trust, FSB, as Trustee
The Carriage House	No on-site sales; DRUSC & PVC location	Premiere Vacation Collection Owners Association, Inc.
Cedar Breaks Lodge and Spa	Iron County, UT; DRHC location	First American Trust, FSB, as Trustee
Celebrity House	No on-site sales; DRUSC & PVC location	Premiere Vacation Collection Owners Association, Inc.
Cypress Pointe Resort and Grande Villas	Orange County, FL; DRUSC location	First American Trust, FSB, as Trustee
Daytona Beach Regency	Volusia County, FL; DRUSC location	First American Trust, FSB, as Trustee
Desert Paradise Resort	Clark County, NV; DRUSC location	First American Trust, FSB, as Trustee
Desert Isle of Palm Springs	No on-site sales DRUSC location	First American Trust, FSB, as Trustee
Dunes Village Resort	No on-site sales; DRUSC location	First American Trust, FSB, as Trustee
Flamingo Beach Resort	St. Maarten, DRUSC location	First National Trustee Company (UK) Ltd., as Trustee through its subsidiary, Saint Maarten Title Limited
Grand Beach Resort	Orange County, FL; DRUSC location	First American Trust, FSB, as Trustee
Greensprings Vacation Resort	James City County, VA; DRUSC location	First American Trust, FSB, as Trustee

III-1

Name of Resort	Location of Sales[1,2,3]	Owner of Real Property Rights
The Historic Crag’s Lodge	No on-site sales; DRUSC & PVC location	Premiere Vacation Collection Owners Association, Inc.
The Historic Powhatan Resort	James City County, VA; DRUSC location	First American Trust, FSB, as Trustee
Island Links Resort	No on-site sales; DRUSC location	First American Trust, FSB, as Trustee
Ka’anapali Beach Club	Maui, HI; DRHC location	First American Trust, FSB, as Trustee
Kohl’s Ranch Lodge	No on-site sales; DRUSC & PVC location	Premiere Vacation Collection Owners Association, Inc.
Lake Tahoe Vacation Resort	El Dorado County, CA; DRUSC, DRHC and DRCC locations	First American Trust, FSB, as Trustee
London Bridge Resort	No on-site sales; DRUSC location	First American Trust, FSB, as Trustee
Los Abrigados Resort and Spa	Yavapai County, AZ; DRUSC & PVC location	Premiere Vacation Collection Owners Association, Inc.
Mystic Dunes Resort	Osceola County, FL; DRUSC location	First American Trust, FSB, as Trustee
Palm Canyon Resort and Spa	Riverside County, CA DRUSC and DRHC locations	First American Trust, FSB, as Trustee
The Point at Poipu	Kauai, HI; DRHC location	First American Trust, FSB, as Trustee
Polo Towers Suites	Clark County, Nevada; DRUSC, DRHC and DRCC locations[4]	First American Trust, FSB, as Trustee

Polynesian Isles	No on-site sales; DRUSC location	First American Trust, FSB, as Trustee
Rancho Mañana Resort	No on-site sales; DRUSC & PVC location	Premiere Vacation Collection Owners Association, Inc.
The Ridge on Sedona Golf Resort	Yavapai County, AZ; DRUSC location	First American Trust, FSB, as Trustee
Ridge Pointe	No on-site sales; DRUSC location	First American Trust, FSB, as Trustee

III-2

Name of Resort	Location of Sales[1,2,3]	Owner of Real Property Rights
Riviera Beach Resort and Spa	Orange County, CA; DRUSC location	First American Trust, FSB, as Trustee
Riviera Oaks Resort and Racquet Club	San Diego County, CA; DRUSC location	First American Trust, FSB, as Trustee
Riviera Shores Resort	No on-site sales DRUSC location	First American Trust, FSB, as Trustee
PVC at The Round House Resort	No on-site sales; DRUSC & PVC location	Premiere Vacation Collection Owners Association, Inc.
Royal Palm Beach Resort	No on-site sales; DRUSC location	First National Trustee Company (UK) Ltd., as Trustee through its subsidiary, Saint Maarten Title Limited
San Luis Bay Inn	San Luis Obispo County, CA; DRUSC, DRHC and DRCC locations	First American Trust, FSB, as Trustee
Scottsdale Camelback Resort	No on-site sales; DRUSC & PVC location	Premiere Vacation Collection Owners Association, Inc.
Scottsdale Links Resort	No on-site sales; DRUSC location	First American Trust, FSB, as Trustee
Scottsdale Villa Mirage	Maricopa County, AZ; DRUSC location	First American Trust, FSB, as Trustee
Sea of Cortez Beach Club	No on-site sales; PVC location	Premiere Vacation Collection Owners Association, Inc.
Sedona Springs Resort	No on-site sales; DRUSC location	First American Trust, FSB, as Trustee
Sedona Summit	Yavapai County, AZ; DRUSC, DRHC, & DRCC locations	First American Trust, FSB, as Trustee
The Suites at Fall Creek	Taney County, MO; DRUSC location	First American Trust, FSB, as Trustee
Tahoe Beach & Ski Club	No on-site sales; DRUSC, DRHC and DRCC locations	First American Trust, FSB, as Trustee
Tahoe Seasons Resort	No on-site sales; DRUSC location	First American Trust, FSB, as Trustee
Varsity Clubs of America – South Bend	No on-site sales; DRUSC & PVC location	Premiere Vacation Collection Owners Association, Inc.

III-3

Name of Resort	Location of Sales[1,2,3]	Owner of Real Property Rights
Varsity Clubs of America – Tucson	No on-site sales; DRUSC & PVC location	Premiere Vacation Collection Owners Association, Inc.
Villas at Poco Diablo	No on-site sales; DRUSC location	First American Trust, FSB, as Trustee
Villas at Polo Towers	Clark County, NV; DRUSC and DRHC locations[4]	First American Trust, FSB, as Trustee
Villas de Santa Fe	No on-site sales; DRUSC location	First American Trust, FSB, as Trustee
Villas of Sedona	No on-site sales; DRUSC location	First American Trust, FSB, as Trustee

1 Diamond Resorts U.S. Collection (“DRUSC”) memberships are currently sold at sales centers located in the following states: Arizona, California, Florida, Missouri, Nevada, North Carolina, Tennessee, Utah, Virginia, and St. Maarten, N.A.(collectively referred to as “DRUSC locations”). DRUSC is registered, or exempt from registration or other regulations, to market or sell memberships in all 50 United States except: Hawaii, Idaho, Nebraska, or West Virginia.
2 Diamond Resorts Hawaii Collection (“DRHC”) memberships are currently sold at sales centers located in Hawaii and Florida (collectively referred to as “DRHC locations”). DRHC is registered, or exempt from registration or other regulations, to market or sell memberships in the following states: Alaska, Arizona, California, Delaware, Florida, Georgia, Hawaii, Kansas, Maine, Massachusetts, Michigan, Missouri, Nevada, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, Texas, Vermont, Wisconsin, and Wyoming.
3 Diamond Resorts California Collection (“DRCC”) memberships are not actively sold, however, are legally able to be sold at sales centers located in the following states: Arizona, California, and Nevada (collectively referred to as “DRCC locations”). DRCC is registered, or exempt from registration or other regulations, to market or sell memberships in the following states: Alaska, Arizona, California, Delaware, Georgia, Kansas, Maine, Massachusetts, Missouri, Nevada, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Vermont, Washington, Wisconsin and Wyoming.
4 This timeshare plan is registered for sale in Nevada, and some intervals are held by Diamond Resorts Polo Development, LLC.

III-4

Schedule III (II(j))
Physical Condition
Ka’anapali Beach Resort
A lawsuit alleging a construction defect by the manufacturer of the rooftop space frame was filed by the Company or one or more of its affiliates (the “Developer”) in its pursuit to help the association in the matter of determining whether there were any grounds to seek relief against the manufacturer of said space frame. Settlement in the amount of $2.465 million has been reached with the three defendants and the case has been dismissed. The rooftop space frame replacement commenced in November 2014. The cost is expected to be an approximately $5 million, and the project is expected to last approximately nine months, and is expected to be completed by the fourth quarter of 2015. This estimate is approximate only and could change in the future due to unforeseen events, inclement weather, and other events that are beyond the control of the Developer or the contractor.
The Point at Poipu
All buildings in The Point at Poipu condominium have experienced substantial damage due to water intrusion. The Board of Directors of the Association of Apartment Owners of Poipu Point, (“Poipu Condominium Board”), which includes Directors who are employed by the Developer as well as Directors with no affiliation with the Developer, had extensive analysis performed to determine the scope and extent of the damage and repair needed to fix and prevent future water intrusion. Construction consultants to the Poipu Condominium Board have determined that the repair work in each building could take up to six (6) months to complete. Construction work has been completed or is scheduled to commence as follows:

Building 4 has been repaired;
Building 6 has been repaired;
Building 2 has been repaired;
Building 3 has been repaired;
Building 5 has been repaired;
Building 7 has been repaired;
Building 8 is in progress and scheduled to be completed in late 2015;
Lobby & Poolside Grill is scheduled to begin in early 2016;
Building 9 is scheduled to begin in late November 2015 and to be completed in late May 2016;
Building 1 is scheduled to begin in late May 2016 and to be completed in late November 2016; and
Building 10 & Maintenance Shop are scheduled to begin in late 2016 and to be completed in 2017.

The dates and construction timeframe estimates above are approximate only and could change in the future due to inclement weather and other unforeseen events that are beyond the control of the Poipu Condominium Board or the Developer. In order to conduct the necessary repair work, the Poipu Condominium Board anticipates that only one building at a time will be completely closed off from occupancy. In any event, the Developer will endeavor to work with the Poipu Condominium

III-5

Board to see that repair work is conducted in a manner that will not materially impair the operation of the Project and will minimize the impact of the ability of the owners to obtain a reservation.

Lake Tahoe Vacation Resort
Numerous instances of improper installation or construction techniques by the contractor were discovered at Lake Tahoe Vacation Resort. These construction defects have resulted or may result in some structural defects, including water intrusion in the roof and the parking garage and in the bathrooms and exterior walls of a significant number of units at the resort. In order to secure the correction of these defects, the Developer filed an action against the contractor seeking repairs and in some instances replacement of physical components of the resort and correction of the effects of any resulting defects and/or water intrusion. This action settled for $25 million. The repairs are underway at the resort and are anticipated to be completed by the end of 2015. The use of the affected units may be temporarily interrupted during the course of making the repairs.
All or portions of the Lake Tahoe Vacation Resort are located within a Very High Fire Hazard Severity Zone. Prospective purchasers are provided with a separate disclosure document required under California Government Code Section 51183.5.
San Luis Bay Inn
All or portions of the San Luis Bay Inn resort are located within a Special Flood Hazard Area, as designated by the Federal Emergency Management Agency. Prospective purchasers are provided with a separate disclosure document required under California Government Code Section 8589.3.
The resort also lies within an Area of Potential Flooding as shown on an inundation map. Purchasers are provided with a separate disclosure document required under California Government Code Section 8589.4.
The resort is also located within five (5) miles of the Diablo Canyon nuclear power plant. It is within the basic emergency planning zone, the area surrounding each of California’s nuclear power plants, in which both state and federal governments require planning to protect the public in the unlikely event of a serious accident at the plant. Plans for public information and for a full range of protective actions, including evacuation, have been developed by local emergency services offices.
Scottsdale Links
There are currently ten (10) units dedicated to Diamond Resorts U.S. Collection that are actually not available for guest use and points being sold against this inventory are not supported because these units are being utilized for back office operations. In the meantime, Diamond Resorts U.S. Collection Development, LLC (the “DRUSC”) has used developer space to accommodate owner requests and maintain the one-to-one property to points ratio required by law.

III-6

Desert Paradise
There are currently four (4) units at Desert Paradise Resort that are dedicated to Diamond Resorts U.S. Collection that are actually not available for guest use and points being sold against this inventory are not supported because these units are being utilized for back office operations. In the meantime, DRUSC has used developer space to accommodate owner requests and maintain the one-to-one property to points ratio required by law.
Cabo Azul Resort
In September 2014, Cabo Azul Resort and the surrounding area in Baja California, Mexico were severely affected by the landfall of Hurricane Odile. The storm damaged all six (6) buildings at the resort and the related amenities and other facilities. The resort sustained various levels of cosmetic damages, both the interior and exterior of the resort structures. As of September 30, 2015, buildings 2,5,6,7 and 8 have been repaired and reopened for full guest service. Building 1 repairs have been substantially completed and will be ready to be in full operation by the end of 2015.

III-7

Exhibit A
Schedule of Timeshare Loans
[Electronic Schedule of Timeshare Loans on File with Indenture Trustee]

A-1

Exhibit B
Form of [Qualified Substitute Timeshare Loan][Subsequent Timeshare Loan] Transfer Certificate
TRANSFER OF TIMESHARE LOANS
PURSUANT TO
SALE AGREEMENT
DIAMOND RESORTS OWNER TRUST 2015-2
This TRANSFER OF TIMESHARE LOANS (this "Transfer Certificate"), dated ______ __, 20__, is acknowledged by Diamond Resorts Seller 2015-2, LLC, a Delaware limited liability company (the "Seller") and Diamond Resorts Owner Trust 2015-2, a Delaware statutory trust (the "Issuer"). Capitalized terms not defined herein shall have the meanings assigned to them in or incorporated by reference in that certain Sale Agreement, dated as of November 17, 2015, by and between the Seller, as seller and the Issuer, as purchaser (the "Sale Agreement").
The Seller, concurrently with the execution and delivery hereof, does hereby sell, transfer, assign and grant to the Issuer, pursuant to Section [2(b)][2(c)] of the Sale Agreement, and the Issuer does hereby purchase and accept such transfer, assignment and grant, all right, title and interest of the Seller in and to (i) the Timeshare Loans listed on the Schedule of Timeshare Loans attached as Exhibit A to the Sale Agreement and amended in regard to the [Qualified Substitute Timeshare Loans][Subsequent Timeshare Loans] on the date hereof and (ii) the other Conveyed Timeshare Property related to such Timeshare Loans.
This Transfer Certificate sets forth the following additional terms applicable to the Sale Agreement in connection with this transfer of the Timeshare Loans:
Section 1    Definitions
"Transfer Date" means ______________, 20__.
"Subsequent Cut-Off Date" means the close of business on _______________, 20__.
Section 2    Ratification of Agreement. As supplemented by this Transfer Certificate, the Sale Agreement is in all respects ratified and confirmed and, as so supplemented by this Transfer Certificate, shall be read, taken and construed as one and the same instrument.
Section 3    Governing Law. This Transfer Certificate shall be governed by, and construed in accordance with, the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law).
Section 4    Counterparts. This Transfer Certificate may be executed in two counterpart copies, which copies taken together shall constitute one instrument.
[Signatures on next page]

B-1

IN WITNESS WHEREOF, the Seller and the Issuer have caused this Transfer Certificate to be duly executed by their respective officers thereto duly authorized as of the date and year first above written.

SELLER:
DIAMOND RESORTS SELLER 2015-2, LLC

By:
Name: Lillian Luu
Title: Treasurer

Acknowledged and Agreed:

ISSUER: DIAMOND RESORTS OWNER TRUST 2015-2 By: DIAMOND RESORTS FINANCIAL SERVICES, INC., as administrator By: ______________________ Name: Lillian Luu Title: Treasurer

B-2

Exhibit C
Form Of Lost Note Affidavit
STATE OF ___________
COUNTY OF _________
______________ ("Affiant"), on behalf of and as _________________ of Diamond Resorts Seller 2015-2, LLC, a Delaware limited liability company (the "Seller"), being duly sworn, deposes and says:
1.    This Lost Note Affidavit is being delivered by the Affiant pursuant to Section 7(n) of the Sale Agreement (the "Agreement"), dated as of November 17, 2015, by and between the Seller and Diamond Resorts Owner Trust 2015-2, a Delaware statutory trust, as the Issuer. Unless otherwise defined herein, capitalized terms have the meanings ascribed to such terms in the Agreement and the Standard Definitions thereto.
2.    That ____________________________________________ has issued an [Obligor Note] [Points Purchase Contract] evidencing a Timeshare Loan dated __________________ in the principal amount of $_________________ [(the "Original Note")] [the ("Original Contract")] to ______________________.
3.    The [Original Note] [Original Contract] has been lost, destroyed, or stolen so that it cannot be found or produced, and the Seller has not endorsed, assigned, sold, pledged, hypothecated, negotiated or otherwise transferred the [Original Note] [Original Contract] or an interest therein.
4.    That the Seller has made a diligent effort to find the [Original Note] [Original Contract].
5.    It is understood by the Seller that if the [Original Note] [Original Contract] is found, that it will surrender said [Original Note] [Original Contract] to the Custodian or its permitted successors and assigns for cancellation.
___________________________________

The foregoing affidavit was sworn to and subscribed before me this _____ day of _____________, _______, by ______________, as __________________________ of Diamond Resorts Seller 2015-2, LLC, who is personally known to me or who has produced _________________________________________ as identification and who did take an Oath.
___________________________________
(AFFIX NOTARIAL SEAL)    Notary Public, State of __________
(Name)
Commission Number: _________________    My Commission Expires

C-1

Exhibit D

Underwriting Guidelines

			*INTEREST RATE % (BASED ON LOYALTY LEVEL OF PURCHASE)
FICO TIER	FICO SCORE	DOWN PAYMENT	STANDARD	WELCOME TO DIAMOND (4K)	SILVER (15K)	GOLD (30K)	PLATINUM (50K)	TERM (MONTHS)

Tier 1	>800	10% - 19.99%	17.99	17.99	15.99	13.99	12.99	120
Tier 2	700 - 799	20%+	16.99	15.99	13.99	11.99	11.99	120
Tier 3	650 - 699	15% - 19.99%	17.99	17.99	15.99	13.99	12.99	120
		20%+	16.99	15.99	13.99	11.99	11.99	120
Tier 4	600 - 649	15% - 19.99%	17.99	17.99	15.99	13.99	12.99	120
		20%+	16.99	15.99	13.99	12.99	12.99	120
Tier 5	575 - 599	30%	17.99	17.99	17.99	17.99	17.99	120
Tier 6	525 - 574	50%	17.99	17.99	17.99	17.99	17.99	120
Tier 7	<525	100%	n/a	n/a	n/a	n/a	n/a	n/a

D-1

Annex A

Standard Definitions